EXHIBIT 10.36

                               THIRD AMENDMENT TO
                              EMPLOYMENT AGREEMENT


     This Third Amendment to Employment Agreement is entered into as of this 9th day of December, 1999, by and between Gardenburger, Inc. (the "Company"), and Lyle G. Hubbard ("Hubbard").

                                    RECITALS

     A. On or about May 23, 1996, the Company and Hubbard executed an Employment Agreement dated as of April 14, 1996, pursuant to which the Company agreed to employ Hubbard as its Chief Executive Officer. The employment agreement was extended and amended pursuant to an Agreement to Extend and Amend Employment Agreement dated November 16, 1998 (the "First Amendment"), and a second Agreement to Extend and Amend Employment Agreement dated as of March 5, 1999 (the "Second Amendment"). The employment agreement, as amended by the First Amendment and Second Amendment, shall hereinafter be referred to as the "Employment Agreement."

     B. The Company and Hubbard desire to further amend the Employment Agreement in the manner set forth below.

                                   AGREEMENTS

     NOW, THEREFORE, the Company and Hubbard agree as follows:

     1. Section 5.5.2 of the Employment Agreement is amended to provide in its entirety as follows:

                           5.5.2(A) In the event of the termination of Employee's employment pursuant to Section 5.2 (Death or Disability) or
         Section 5.4 (termination of Employee's employment without Cause occurring in the absence of a Change in Control as that term is defined in Section 5.7), the Company shall pay to Employee:

                           (1) The then current base compensation payable to
                  Employee under Section 2.1 prorated through the effective date of the termination;

                           (2) The annual target incentive bonus in effect as of
                  the date of termination of Employee's employment prorated through the effective date of termination as if such annual target incentives had been achieved; and

                           (3)      Severance pay equal to:

                                    (i) the greater of (x) one and one-half
                           times Employee's annual base compensation in effect

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                           as of the date of termination or (y) the base
                           compensation remaining to be paid to Employee under
                           Section 2.1 between the effective date of such termination and the end of the employment term under this Agreement; and

                                    (ii) one and one-half times the average of
                           the annual incentive bonuses reported as W-2 compensation to Employee for the two calendar years ending prior to the calendar year in which the termination occurs.

                           5.5.2(B) No other compensation, benefits or payments of any nature whatsoever shall be due and payable under this Agreement in the event of termination of Employee's employment by the Company pursuant to Section 5.2 or 5.4.

                           5.5.2(C) Employee agrees, as a condition to payment and receipt of such severance pay, to execute a full and complete release, in form and substance satisfactory to the Company, of any and all claims of every kind and nature whatsoever against the Company.


     2. Section 5.6.1 of the Employment Agreement is amended to provide in its entirety as follows:

                           5.6.1 DECISION OF COMPANY NOT TO EXTEND TERM. The Company is required under Section 1.1 above to notify Employee at the end of the second year of the employment term and, in the event this Agreement is extended, at the end of each subsequent one-year period thereafter, whether the Company elects to extend this Agreement for an additional one-year term. If the Company, in its sole and absolute discretion, decides not to extend this Agreement for an additional one-year term, then the Company shall, in the event it has not already paid severance pay to Employee under Section 5.5.2(a)(3) above, pay to Employee at the end of the final year of Employee's employment, as severance pay, an amount equal to one and one-half times Employee's annual base compensation in effect as of the expiration date of Employee's employment with the Company and one and one-half times the average of the annual incentive bonuses reported as W-2 compensation to Employee for the two calendar years ending prior to the calendar year in which the termination occurs; provided, however, the Company shall have no obligation to pay such severance pay if the reason for not extending this Agreement is Employee's retirement. Employee agrees, as a condition to payment and receipt of such severance pay, to execute a full and complete release, in form and substance satisfactory to the Company, of any and all claims of every kind and nature whatsoever against the Company. The Board of Directors shall be under no obligation, in the event it elects not to extend the term of this

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         Agreement, to review Employee's performance, or offer Employee another extension, at the end of the final year of Employee's employment.


     3. Section 5.7.2 of the Employment Agreement is amended to provide in its entirety as follows:

                           5.7.2(A) In the event that Employee's employment with the Company is terminated, either by Employee with Good Reason or by the Company without Cause, within two years after the date of occurrence of any event constituting a Change in Control (it being recognized that more than one such event may occur in which case the two-year period shall run from the date of occurrence of each such event), and provided that the condition set forth in Section 5.7.6 of this Agreement is satisfied, Employee shall be entitled to the payments described in Sections 5.5.2(a)(1) and (2) of this Agreement and, in lieu of the severance pay described in Section 5.5.2(a)(3) of this Agreement, an amount of severance pay equal to 2.99 times the sum of
         (i) the average of the annual base compensation paid to Employee by the Company during the "Base Period" as defined by Internal Revenue Code
         Section 280G(d)(2) and the regulations thereunder (hereinafter "Base Period"), and (ii) the average of the annual incentive bonuses (if any) reported as W-2 compensation to Employee during the Base Period; provided, however, for purposes of calculating the average of the annual incentive bonuses, Base Period shall not include any period ending prior to January 1, 1997. If the Base Period includes a short or incomplete taxable year, the base compensation and incentive bonuses paid in the short or incomplete year will be annualized before determining the average.

                           5.7.2(B) In the event that Employee's employment with the Company is terminated, either by Employee with Good Reason or by the Company without Cause, within two years after the date of occurrence of any event constituting a Change in Control (it being recognized that more than one such event may occur in which case the two-year period shall run from the date of occurrence of each such event), and if the condition set forth in Section 5.7.6 of this Agreement is not satisfied, Employee shall be entitled to the payments described in Section 5.5.2(a)(1) and (2) of this Agreement and, in lieu of the severance pay described in Section 5.5.2(a)(3) of this Agreement, the following additional amounts:

                                    (i) one and one-half times the higher of
                           Employee's annual base compensation in effect as of the date of termination of Employee's employment or the date immediately prior to the Change in Control Date; and

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                                    (ii) one and one-half times the higher of
                           Employee's annual target incentive bonus in effect as of the date of termination of Employee's employment or the date immediately prior to the Change in Control Date as if such annual target incentives had been achieved.

                           5.7.2(C) The severance payments described in Sections 5.7.2(a) and 5.7.2.(b) of this Agreement, which are in the alternative, shall hereinafter be referred to as the "Change in Control Severance Payment."

                           5.7.2(D) Except for the benefits described in Section
         5.9 of this Agreement, no other compensation, benefits or payments of any nature whatsoever shall be due and payable under this Agreement in the event of termination of Employee's employment by the Company pursuant to Sections 5.7.2(a) or (b).

                           5.7.2(E) Employee agrees, as a condition to payment and receipt of the Change in Control Severance Payment, to execute a full and complete release, in form and substance satisfactory to the Company, of any and all claims of every kind and nature whatsoever against the Company.

     4. Sections 5.7.5(a) and (b) of the Employment Agreement are amended to provide in their entirety as follows:

                           (a) In the event that any portion of the total payments to be received by Employee in connection with a Change in Control (including the payments described in Sections 5.5.2(a)(1) and (2) of this Agreement, the Change in Control Severance Payment and any other payment or benefit payable to Employee in connection with the Change in Control pursuant to any plan, arrangement, or agreement with the Company, a person whose actions result in the Change in Control, or person affiliated with the Company or such person) (hereinafter referred to as "Total Payments") would constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Code that is subject to an Excise Tax, the Total Payments otherwise payable to Employee shall be reduced to the minimum extent necessary to avoid the Excise Tax. Employee shall have the right to choose the items comprising the Total Payments to be reduced.

                           (b) For purposes of the reduction described in
         Section 5.7.5(a):

                           (1) No portion of the Total Payments, the receipt or
                  enjoyment of which Employee has effectively waived in writing prior to the date of payment of the severance payments, shall be taken into account;

                           (2) No portion of the Total Payments shall be taken
                  into account which, in the opinion of Arthur Andersen LLP (or,

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                  if Arthur Andersen LLP is unavailable, such tax counsel
                  selected by Employee and reasonably acceptable to Company) ("Tax Counsel"), does not constitute a "parachute payment" within the meaning of Section 280G of the Code;

                           (3) If Employee and the Company disagree whether any
                  of the Total Payments will result in an Excise Tax, the matter will be conclusively resolved by an opinion of Tax Counsel; and

                           (4) The value of any noncash benefit or any deferred
                  payment or benefit included in the Total Payments, whether or not all or a portion of any payment or benefit is a "parachute payment" for purposes of paragraph (b)(2) above, and the amount of the reduction, if any, in the Total Payments shall be determined by Tax Counsel in accordance with the principles of Section 280G of the Code.

                           (5) In no event shall Company be liable or
                  responsible for the payment of or reimbursement to Employee for Employee's payment of any Excise Tax for which Employee is or may be liable in connection with any portion of the Total Payments received by Employee.

     5. Section 5.7.6 of the Employment Agreement is amended to provide as follows:

                           5.7.6 The Change in Control Severance Payment described in Section 5.7.2(a) of this Agreement shall be paid to Employee only if the Change in Control results from an Acquiring Person acquiring control in the Company for a price per share of the Company's common stock that exceeds the applicable minimum per share price set forth below, which applicable minimum per share sale price shall be determined as of the earlier of the Change in Control Date or the date of full execution of a definitive agreement which, if consummated, will result in a Change in Control (which date shall hereinafter be referred to as the "Determination Date"):

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                  Determination Date                        Minimum per
                  occurring on or before                  share sale price
                  ----------------------                  ----------------

                  December 1, 1998                            $10.00
                  March 1, 1999                               $10.375
                  June 1, 1999                                $10.75
                  September 1, 1999                           $11.125
                  December 1, 1999                            $11.50
                  March 1, 2000                               $11.93
                  June 1, 2000                                $12.36
                  September 1, 2000                           $12.79
                  December 1, 2000                            $13.23
                  March 1, 2001                               $13.72
                  April 15, 2001                              $13.96


     6. Section 5.9 shall be added to the Employment Agreement and shall provide as follows:

                           5.9 HEALTH AND LIFE INSURANCE COVERAGE. If Employee becomes entitled to a Change in Control Severance Payment, then for a period of eighteen (18) months following the date of termination (the "Severance Period"), the Company shall pay for Employee's life, accident and health insurance benefits ("Welfare Benefits") substantially similar in all material respects to those which the Employee was receiving immediately prior to the date of termination (without giving effect to any adverse amendment to, or elimination of, such benefits made after the Change in Control). Any eligible dependent coverage Employee had as of the date of termination will continue for such period on the same terms, to the extent permitted by the applicable policies or contracts. If the terms of any benefit plan referred to in this Section 5.9 do not permit continued participation by Employee or the benefits are not substantially similar in all material respects, the Company, if possible, will arrange for other coverage at its expense providing substantially similar benefits. The coverage provided for in this Section 5.9 shall be applied against and shall reduce the period for which COBRA benefits will be provided. If Employee receives Welfare Benefits from another source during the Severance Period, then the Company's obligation to continue Welfare Benefits at the Company's expense will cease. Employee agrees to promptly report to the Company if he receives any Welfare Benefits during the Severance Period.

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     7. No other modification or amendment to the Employment Agreement is made or intended to be made hereby. All terms, conditions, and covenants of the Employment Agreement, to the extent not inconsistent with the amendments described above, shall remain in full force and effect.


GARDENBURGER, INC.


By:  /s/ E. Kay Stepp                        By:  /s/ Lyle G. Hubbard
     -------------------------------              ------------------------------
     E. Kay Stepp                                 Lyle G. Hubbard
     Chair of the Board of Directors